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                                                                     Exhibit 4.4

                         NETWORK24 COMMUNICATIONS, INC.

                             1997 STOCK OPTION PLAN
                       [RESTATED AS AMENDED JULY 26, 1999]

     1.   PURPOSES.

          Network24 Communications, Inc. (hereinafter called the "Company") has adopted this 1997 Stock Option Plan (the "Plan") to enhance the interest and concern of the Company's employees, officers, directors and consultants in the success of the Company by giving them an opportunity to obtain an ownership interest in the Company, and to give them an incentive to continue their service to the Company.

     2.   STOCK SUBJECT TO PLAN.

          The Company shall reserve 3,940,000 shares of its Common Stock, par value $0.01 per share (hereinafter called the "Shares") to be issued upon exercise of the options which may be granted from time to time under this Plan. As it may from time to time determine, the board of directors of the Company (the "Board") may authorize that the Shares may be comprised, in whole or in part, of authorized but unissued shares of the Common Stock of the Company or of issued shares which have been reacquired. If options granted under this Plan terminate or expire before being exercised in whole or in part, the Shares subject to those options which have not been issued may be subjected to subsequent options granted under this Plan.

     3.   ADMINISTRATION OF THE PLAN.

          The Board shall appoint a Stock Option Committee (hereinafter called the "Committee") which shall consist of not fewer than two (2) members of the Board, or, at the election of the Board, or if the Board consists of fewer than two directors, may consist of the entire Board, to administer this Plan. Subject to the express provisions of this Plan and guidelines which may be adopted from time to time by the Board, the Committee shall have plenary authority in its discretion (a) to determine the individuals to whom, and the time at which, options are granted, and the number and purchase price of the Shares subject to each option; (b) to determine whether the options granted shall be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter called the "Code"), or non-statutory stock options, or both; (c) to interpret this Plan and prescribe, amend and rescind rules and regulations relating to it; (d) to determine the terms and provisions (and amendments thereof) of the respective option agreements subject to Section 6 of this Plan, which need not be identical, including, if the Committee shall determine that a particular option is to be an incentive stock option, such terms and provisions (and amendments thereof) as the Committee deems necessary to provide for an incentive stock option or to conform to any change in any law, regulation, ruling or interpretation applicable to incentive stock options; and
(e) to make any and all determinations which the Committee deems necessary or advisable in administering this Plan. The Committee's determination on the foregoing matters shall be conclusive. The Committee may delegate any of the foregoing authority to the President with respect to Options granted to or which are held by non-officers and non-directors.


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     4.   PERSONS ELIGIBLE.

          Employees of the Company or its subsidiaries may be granted either incentive or non-statutory options. Consultants (including officers and directors) of the Company and its subsidiaries may be granted only non-statutory options, except officers and directors who are also employees, who may be granted either incentive or non-statutory options. For this purpose, "employee" shall conform to the requirements of Section 422 of the Code, and "subsidiary" means subsidiary corporations as defined in Section 424 of the Code.

          The aggregate fair market value (determined as of the time the option is granted) of the Shares with respect to which incentive stock options are exercisable for the first time by an Optionee during any calendar year (under all incentive stock option plans of the Company or its parent or subsidiaries) shall not exceed $100,000.

     5.   CHANGES IN CAPITAL STRUCTURE.

          (a)  EFFECT ON THE PLAN.

               In the event of changes in the outstanding capital stock of the Company by reason of any stock dividend, stock split or reverse split, reclassification, recapitalization, merger or consolidation, acquisition of 80 percent (80%) or more of its gross assets or stock, reorganization or liquidation, the Committee and/or the Board shall make such adjustments in the aggregate number and class of shares available under this Plan as it deems appropriate, and such determination shall be final, binding and conclusive.

          (b)  EFFECT ON OUTSTANDING OPTIONS.

               1.   STOCK SPLITS AND LIKE EVENTS.

                    Should a stock dividend, stock split, reverse stock split, or reclassification occur, then the Committee and/or the Board shall make such adjustments in (i) the number and class of shares to which optionees will thereafter be entitled upon exercise of their outstanding options and (ii) the price which optionees shall be required to pay upon such exercise, as it in its sole discretion in good faith deems appropriate; and such determination shall be final, binding and conclusive. Such adjustment shall have the result that an optionee exercising an option subsequent to such occurrence shall have paid the same aggregate exercise price to exercise the entire option and shall then hold the same class and aggregate number of shares as if such optionee had exercised the outstanding option immediately prior to such occurrence.

               2.   RECAPITALIZATIONS; ASSUMPTION OF OPTIONS.

                    a. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which


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there is no substantial change in the shareholders of the Company and the options granted under this Plan are assumed by the successor corporation, which assumption shall be binding on all optionees); (ii) a dissolution or liquidation of the Company; (iii) the sale of substantially all of the assets of the Company; or (iv) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company), any or all outstanding options may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all optionees. In the alternative, the successor corporation may substitute an option as nearly equivalent as practicable.

                    b. In the event such successor corporation, if any, refuses to assume or substitute options, as provided above, pursuant to a transaction described in Section 5(b)(2)(a) above, the Committee and/or the Board shall provide for the optionee to have the right to exercise the option in full as to all of the shares subject to the option, including shares as to which the option would not otherwise yet be exercisable. If the option is made fully exercisable in such event in lieu of assumption or substitution of the option by the successor corporation, the Board shall notify the optionee that the option shall be fully exercisable for a period of fifteen (15) days from the date of the notice, and the option shall expire upon the expiration of that period.

                    c. Subject to any greater rights granted to optionees under the foregoing provisions of this Section 5, in the event of the occurrence of any transaction described in Section 5(b)(2)(a), any outstanding options shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

                    d. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an option under this Plan in substitution of such other company's award, or (ii) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an option granted under this Plan. The substitution or assumption shall be permissible if the holder of the substituted or assumed option would have been eligible to be granted an option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new option rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price.

     6.   TERMS AND CONDITIONS OF OPTIONS.

          Each option granted under this Plan shall be evidenced by a stock option agreement (hereinafter called "Agreement") which is not inconsistent with this Plan, and the form of which the Committee and/or Board may from time to time determine, provided that the Agreement shall contain the substance of the following:


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          (a)  OPTION PRICE.

               The option price shall be not less than 100% of the fair market value of the Shares at the time the option is granted, which shall be the date the Committee and/or Board, or its delegate, awards the grant, except in the case of non-statutory stock options, in which case the option price shall be not less than 85% of the fair market value of the Shares at the time the option is granted. If the optionee, at the time the option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all the classes of stock of the Company or of its parent or subsidiaries (a "Principal Shareholder"), the option price of incentive and non-statutory stock options shall be not less than 110% of the fair market value of the Shares at the time the option is granted. The fair market value of the Shares shall be determined and the option price of the Shares set by the Committee and/or Board in accordance with the valuation methods described in Section 20.2031-2 of the Treasury Regulations.

          (b)  METHOD OF EXERCISE.

               At the time of purchase, the purchase price of the Shares purchased under options shall be paid (and any tax due upon exercise may be paid) in full either (i) in cash, (ii) at the discretion of the Board, with a promissory note secured by the Shares purchased, (iii) at the discretion of the Board, with outstanding stock of Company at such value as the Board shall determine to be the fair market value of such stock on the date of exercise in accordance with the valuation methods described in Section 20.2031-2 of the Treasury Regulations, or (iv) a combination of any of the foregoing. If outstanding stock is used as payment and such stock was acquired upon prior exercise of an option granted under this Plan, then such shares (x) must have been owned by the optionee for more than six (6) months on the date of surrender and (y) have an aggregate fair market value on the date of surrender of not less than the aggregate exercise price of the shares as to which said option shall be exercised.

               To the extent that the right to purchase Shares has accrued under an option, the optionee may exercise said option from time to time by giving written notice to the Company stating the number of Shares with respect to which the optionee is exercising the option, and submitting with said notice payment of the full purchase price of said Shares either in cash or, at the discretion of the Board and/or Committee as described above, with a promissory note, or with outstanding Company stock, or a combination of cash, promissory note and outstanding Company stock. As soon as practicable after receiving the notice and payment, the Company shall issue, without transfer or issue tax to the optionee (or other person entitled to exercise the option), at the main office of the Company or such other place as shall be mutually acceptable, a certificate or certificates representing the number of Shares to be delivered, out of authorized but unissued Shares or reacquired Shares of its capital stock. The time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with such procedures as may, in the opinion of counsel to the Company, be desirable in view of federal and state laws, including corporate securities laws and revenue and taxation laws. If the optionee (or other person entitled to exercise the option) fails to accept delivery of any or all of the number of


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Shares specified in such notice upon tender of delivery of the certificates representing them, the right to exercise the option with respect to such undelivered Shares may be terminated.

          (c)  OPTION TERM.

               The Committee and/or Board may grant options for any term, but shall not grant any options for a term longer than ten (10) years from the date the option is granted (except in the case of an incentive option granted to a Principal Shareholder in which case the term shall be no longer than five (5) years from the date the option is granted). Each option shall be subject to earlier termination as provided in Section 6(f) of this Plan.

          (d)  EXERCISE OF OPTIONS.

               Each option granted under this Plan shall be exercisable on such date or dates, upon or after the occurrence of certain events, or upon or after the achievement of certain performance milestones (which dates may be advanced or which occurrences or achievements may be waived in whole or in part or extended at the discretion of the Committee and/or Board) and during such period and for such number of Shares as shall be determined by the Committee and/or Board. If an option becomes exercisable upon the occurrence of certain events or achievements of certain performance milestones, the option shall nevertheless become exercisable as to not less than twenty percent (20%) of the Shares subject to the option per year elapsed from the date of the grant; but otherwise may not be exercised unless the Committee and/or Board shall determine and notify the optionee in writing that such events have occurred or that such performance milestones have been achieved.

          (e)  NONASSIGNABILITY OF OPTION RIGHTS.

               No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution. During the life of an optionee, the option shall be exercisable only by the optionee.

          (f)  EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH OR DISABILITY.

               In the event the optionee's employment or consulting with the Company and its subsidiaries ceases, as determined by the Committee, during the optionee's life for any reason (except disability or death), including retirement, any incentive or non-statutory option or unexercised portion thereof granted to a non-officer optionee which is otherwise exercisable shall terminate unless exercised within a specified period not to exceed three (3) months nor to be fewer than thirty (30) days from the date on which such employment or consulting ceases, but not later than the date of expiration of the option period. In the event of the death or disability (as defined in Section 22(e)(3) of the Code) of the optionee while employed or consulting or within a specified period not to exceed three (3) months nor to be fewer than thirty (30) days from the date on which such employment or consulting ceases, any option or unexercised portion thereof granted to the optionee, if otherwise exercisable by the optionee at the date of death or disability, may be exercised by the optionee (or by the optionee's personal representatives, heirs or legatees) at any time prior to the expiration of one year from the date of death or disability of the optionee, but not later than the date of expiration of the option period. In the event of disability of the optionee while employed or consulting or within a specified period not to exceed three (3) months nor to be fewer than thirty (30) days from the date on which the employment or consulting ceases which is not a disability as defined in Section 22(e)(3) of the Code, any option or unexercised portion thereof granted to the optionee, if otherwise exercisable by the optionee at the date of the disability, may be exercised by the optionee (or by the optionee's personal representatives, heirs or legatees) at any time prior to


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the expiration of six (6) months after the date of disability of the optionee, but not later than the date of expiration of the option period.

          (g)  RIGHTS OF OPTIONEE.

               The optionees shall have no rights as a shareholder with respect to any Shares subject to an option until the date of issuance of a share certificate to the optionee for such Shares. No adjustment shall be made for dividends or other rights of which the record date is prior to the date such share certificate is issued. Neither this Plan, nor any action or agreement thereunder, shall confer any rights of employment, any rights to election or retention as an officer or director, or any rights to serve as a consultant.

          (h)  TAX WITHHOLDING.

               To the extent required by applicable law, the Company shall withhold from the pay of an optionee any taxes required to be withheld upon exercise of an option. The Company may instead at its discretion require that the taxes be paid to the Company concurrently with the exercise of the option as a condition to the exercise of the option. The Company, at the discretion and upon the approval of the Board, may permit the optionee to pay some or all of the taxes by tendering to the Company outstanding shares of the Company's stock held by the optionee, meeting the same criteria and valued in the same manner as stock tendered to pay the exercise price as set forth in Section 6(d) above, or by reducing, at the optionee's instructions, the number of shares to be issued upon exercise of the option, with such shares similarly valued.

          (i)  RESTRICTIONS OF SHARES.

               To the extent required by the Company's bylaws, the Board, and/or the Committee, shares of Stock issued upon exercise of options shall be subject to a right of first refusal and market stand-off and holders of such shares may be required to execute non-disclosure agreements prior to being shown certain information concerning the Company.

     7.   USE OF PROCEEDS.

          The proceeds from the sale of shares pursuant to options granted under this Plan shall constitute general funds of the Company.


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     8.   AMENDMENT OF PLAN.

          The Board may at any time amend this Plan, provided that no amendment may affect any then outstanding options or any unexercised portions thereof. In addition, any amendment to this Plan increasing the number of Shares reserved under this Plan, altering the employees or class of employee eligible to be granted incentive stock options under this Plan, causing options granted to employees and intended to be incentive options under this Plan not to qualify as "incentive stock options" under Section 422 of the Code, or amending this
Section 8 shall be subject to shareholder approval as shall any amendment which would cause this Plan not to satisfy the conditions of Rule 16b-3 once the Company registers a class of equity securities pursuant to Section 12 of the Securities Exchange Act of 1934.

     9.   FINANCIAL INFORMATION.

          Whenever the Company provides financial statements, whether audited or unaudited, to all of its shareholders as a group, the Company shall concurrently provide each optionee with a copy of such financial statements. Notwithstanding the foregoing, the Company shall upon request provide each optionee at the end of its fiscal year with a copy of its financial statements, either audited or unaudited, for such fiscal year, within ninety (90) days after the end of such fiscal year if such person is then an optionee. In connection with such provision, the Company may require the optionee to enter into a nondisclosure agreement; provided, however, that such nondisclosure agreement may not contain provisions which are more stringent than those the Company imposes on its shareholders which are also receiving the financial statements.

     10.  EFFECTIVE DATE AND TERMINATION OF PLAN.

          This Plan was adopted by the Board on October 27, 1997, and amended by the Board on July 26, 1999, and was approved by the shareholders on October 27, 1997 and as amended on July 26, 1999. The Board may terminate this Plan at any time. If not earlier terminated, this Plan shall terminate ten (10) years from the date of adoption. Termination of this Plan will not affect rights and obligations theretofore granted and then in effect.

          This Plan, the granting of any option hereunder, and the issuance of shares upon the exercise of any option, shall be subject to such approval or other conditions as may be required or imposed by any regulatory authority having jurisdiction to issue regulations or rules with respect thereto, including the securities laws of various governmental entities.


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